EXHIBIT 4.1

GUARANTEE

          THIS GUARANTEE (as amended from time to time, this “Guarantee”), dated as of this _____ day of _________, 20__, is made by [name of subsidiary guarantor], a [state] [corporation / limited liability company] (the “Guarantor”), in favor of The Bank of New York Mellon Trust Company, N.A., as trustee (“Trustee”) for the registered holders (collectively, the “Holders”) of certain unsecured debentures, notes or other evidences of indebtedness (collectively, the “Securities”) of Sysco Corporation, a Delaware corporation (the “Issuer”), issued from time to time under the Indenture, dated June 6, 1995, by and between the Issuer and the Trustee (as successor trustee), as amended by Third Supplemental Indenture, dated as of April 25, 1997, providing for the issuance by the Issuer of $50,000,000 aggregate principal amount of 7.16% Debentures due April 15, 2027, Fifth Supplemental Indenture, dated as of July 27, 1998, providing for the issuance by the Issuer of $225,000,000 aggregate principal amount of 6 1/2% Debentures due August 1, 2028, Seventh Supplemental Indenture, dated as of March 5, 2004, providing for the issuance by the Issuer of $200,000,000 aggregate principal amount of 4.60% Senior Notes due March 15, 2014, Eighth Supplemental Indenture, dated as of September 22, 2005, providing for the issuance by the Issuer of $500,000,000 aggregate principal amount of 5.375% Senior Notes due September 21, 2035, Ninth Supplemental Indenture, dated as of February 12, 2008, providing for the issuance by the Issuer of $250,000,000 aggregate principal amount of 4.20% Senior Notes due February 12, 2013, Tenth Supplemental Indenture, dated as of February 12, 2008, providing for the issuance by the Issuer of $500,000,000 aggregate principal amount of 5.25% Senior Notes due February 12, 2018, Eleventh Supplemental Indenture, dated as of March 17, 2009, providing for the issuance by the Issuer of $250,000,000 aggregate principal amount of 5.375% Senior Notes due March 17, 2019, and Twelfth Supplemental Indenture, dated as of March 17, 2009, providing for the issuance by the Issuer of $250,000,000 aggregate principal amount of 6.625% Senior Notes due March 17, 2039 (collectively, as amended, modified or supplemented from time to time, the “Indenture”).

W I T N E S S E T H:

SECTION 1. Guarantee.

(a)           The Guarantor hereby unconditionally guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the principal of, premium, if any, and interest on the Securities (the “Obligations”), when and as the same shall become due and payable according to the terms of the Securities and as more fully described in the Indenture, and any other amounts payable under the Indenture.

(b)           It is the intention of the Guarantor that this Guarantee not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to this Guarantee.  To effectuate the foregoing intention, the amount guaranteed by the Guarantor under this Guarantee shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Guarantor that are relevant under such laws, result in the Obligations of the Guarantor under this Guarantee not constituting a fraudulent transfer or conveyance. For purposes hereof, “Bankruptcy Law” means Title 11 of the U.S. Code, or any similar federal or state law for the relief of debtors.

SECTION 2. Guarantee Absolute. The Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Indenture, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Holders of the Securities with respect thereto. The liability of the Guarantor under this Guarantee shall be absolute and unconditional irrespective of:

(i)           any lack of validity, enforceability or genuineness of any provision of the Indenture, the Securities or any other agreement or instrument relating thereto;

(ii)           any change in the time, manner or place of payment of, or in any other term of, any or all of the Obligations, or any other amendment or waiver of or any consent to departure from the Indenture;

(iii)           any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Obligations;

(iv)           the absence of any action to enforce same, or any waiver or consent by any Holder with respect to any provisions of the Indenture; or

(v)           any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Issuer or a guarantor.

SECTION 3. Ranking. The Guarantor covenants and agrees that its obligation to make payments of the Obligations hereunder constitutes a senior unsecured obligation of the Guarantor ranking pari passu with all existing and future unsecured indebtedness of the Guarantor.

SECTION 4.  Waiver; Subrogation.

(a)            The Guarantor hereby waives promptness, diligence, presentment, demand of payment, notice of acceptance and any other notice with respect to this Guarantee and any requirement that the Trustee, or the Holders of any Securities protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Issuer or any other person or any collateral.

(b)            The Guarantor hereby irrevocably waives any claims or other rights that it may now or hereafter acquire against the Issuer that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under this Guarantee or the Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Trustee, or the Holders of any Securities against the Issuer or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Issuer, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right.  If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the cash payment in full of the Obligations and all other amounts payable under this Guarantee, such amount shall be held in trust for the benefit of the Trustee and the Holders of any Securities and shall forthwith be paid to the Trustee, to be credited and applied to the Obligations and all other amounts payable under this Guarantee, whether matured or unmatured, in accordance with the terms of the Indenture and this Guarantee, or be held as collateral for any Obligations or other amounts payable under this Guarantee thereafter arising.  The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Guarantee and that the waiver set forth in this Section 4 is knowingly made in contemplation of such benefits.

SECTION 5. No Waiver; Remedies. No failure on the part of the Trustee or any Holder of the Securities to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 6. Continuing Guarantee; Transfer of Interest. This Guarantee is a continuing guarantee and shall (a) remain in full force and effect until the earliest to occur of (i) the date, if any, on which the Guarantor shall consolidate with or merge into the Issuer or any successor thereto, (ii) the date, if any, on which the Issuer or any successor thereto shall consolidate with or merge into the Guarantor and (iii) payment in full of the Obligations, (b) be binding upon the Guarantor, its successors and assigns, and (c) inure to the benefit of and be enforceable by any Holder of Securities, the Trustee, and by their respective successors, transferees, and assigns.  This is a Guarantee of payment and not a guarantee of collection.

SECTION 7.  Reinstatement. This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by any Holder of the Securities or the Trustee upon the insolvency, bankruptcy or reorganization of the Issuer or otherwise, all as though such payment had not been made.

SECTION 8.  Severability; Amendment. If any provision of this Guarantee or any application hereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby.  The Guarantor may amend this Guarantee at any time for any purpose without the consent of the Trustee or any Holder of the Securities; provided, however, that if such amendment adversely affects (a) the rights of the Trustee or (b) any Holder of the Securities, then (i) the prior written consent of the Trustee (in the case of (b), acting at the written direction of the Holders of more than 50% in aggregate principal amount of Securities) shall be required and (ii) Guarantor shall give written notice of any such change to any nationally recognized statistical ratings organization that, at the time such amendment is put into effect, has provided then-current ratings applicable to any of the Obligations.

SECTION 9. Notices.  All communications and notices hereunder shall be made in writing and deemed to have been duly given if mailed or transmitted by any standard form of telecommunication to Guarantor at:

[Name of Subsidiary Guarantor]
c/o Sysco Corporation
1390 Enclave Parkway
Houston, Texas 77077
Facsimile: 281-584-2510
Attn:  General Counsel

 SECTION 10. Governing Law. This Guarantee shall be governed by, and construed in accordance with the laws of the State of Delaware.

[Signature on following page.]

          IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[SUBSIDIARY GUARANTOR]

By: ________________________________________________
Name:
Title: